Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of Quest Patent Research Corporation (the Company) on Form S-1 (Post-Effective Amendment No. 5) of our report dated March 28, 2024 except for the effects of the financial statement in Notes 1, 2, 8 and 9 as to which our report date is May 13, 2024, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of the Company as of December 31, 2023 and 2022, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading Experts in such Prospectus.

/s/ Rosenberg Rich Baker Berman, P.A.

Somerset, New Jersey

May 31, 2024